Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 27, 2024, relating to the financial statements of Redfin Corporation and the effectiveness of Redfin Corporation’s internal control over financial reporting appearing in the Annual Report on Form 10-K of Redfin Corporation for the year ended December 31, 2023. We also consent to the reference to us under the heading "Experts" in such Registration Statement.
/s/ Deloitte & Touche LLP
Seattle, Washington
November 7, 2024